SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The Warnaco Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4032739
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

501 Seventh Avenue, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, par value $.01 per share	New York Stock Exchange

If this form relates to the registration
of a class of securities pursuant to
Section 12(b) of the Exchange Act
and is effective pursuant to General
Instruction A.(c), please check
the following box.  [X]

If this form relates to the registration
of a class of securities pursuant to
Section 12(g) of the Exchange Act
and is effective pursuant to General
Instruction A.(d), please check
the following box.  [  ]

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:	None

Item 1.            Description of Registrant’s Securities to be Registered

This registration statement on Form 8-A relates to the registration of common stock, par value $0.01 per share (the “Common Stock”), of The Warnaco Group, Inc., a Delaware corporation (the “Company”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the listing of the Common Stock on the New York Stock Exchange (the “NYSE”).  The Common Stock was previously registered pursuant to Section 12(g) of the Exchange Act by the registration statement on Form 8-A/A, filed with the Securities and Exchange Commission (the “SEC”) on February 4, 2003 (File No. 001-10857).  The Common Stock is presently quoted on the Nasdaq Global Select Market (“Nasdaq”).  Upon the commencement of trading of Common Stock on the NYSE, the Company intends to withdraw its inclusion of Common Stock on Nasdaq.

Description of Common Stock

The Company is authorized to issue 112,500,000 shares of Common Stock, of which 45,502,456 shares were issued and outstanding as of May 8, 2008.

Each share of Common Stock entitles the holder thereof to one vote on each matter for which stockholders are entitled to vote.  The recordholders of a majority of the outstanding shares of the Company entitled to vote at meetings of stockholders, present in person or by proxy, constitute a quorum at any meeting of stockholders.  Matters other than the election of directors are generally decided by the affirmative vote of a majority of the shares of the Company present in person or by proxy and entitled to vote.  The Company’s Amended and Restated By-laws were further amended and restated effective January 9, 2008 (as amended and restated, the "By-laws") to change the voting standard for the election of directors in uncontested director elections from a plurality to a majority voting standard.  A nominee for director in an uncontested election is elected to the board of directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.  Directors are elected by a plurality vote at a stockholder meeting if, as of the 10th day preceding the date the Company files its definitive proxy statement with the Securities and Exchange Commission for such meeting, the number of nominees exceeds the number of directors to be elected at such meeting.

Holders of Common Stock are entitled to receive dividends when and if declared by the board of directors out of legally available funds, subject to all prior rights and preferences of holders of any outstanding shares of the Company’s preferred stock. Subject to any prior rights of holders of outstanding shares of preferred stock, the holders of Common Stock are entitled to receive pro rata all of the Company’s assets available for distribution to stockholders in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Company.  The Common Stock has no preemptive, conversion or other subscription rights.  There are no redemption or sinking fund provisions applicable to the Common Stock.  All outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Description of Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, of which 112,500 shares are designated as Series A Preferred Stock.  The shares of preferred stock have a par value of $0.01 per share. As of the date of this registration statement, there are no shares of the Company’s preferred stock issued and outstanding.

The board of directors of the Company has the authority to issue shares of preferred stock in one or more series and to fix as to any series of preferred stock the numbers, designations, rights (other than voting rights), preferences and limitations of such series, without any further vote or action by stockholders.  The authority of the board of directors to issue preferred stock could have the effect of making it more difficult for a person or group to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Description of Certain Provisions of the Company's Charter and By-laws

Written Consent of Stockholders. The Charter and By-laws provide that any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of By-laws. Under the DGCL, the power to adopt, amend or repeal By-laws is conferred upon the stockholders. A corporation may, however, confer (and the Company has conferred, in its Charter and By-laws) upon the board of directors the power to adopt, amend or repeal its By-laws. The Company's stockholders may adopt, amend or repeal any By-law by the vote of holders of not less than a majority of the shares then entitled to vote at an election of directors or by written consent.

Amendment of Charter. Pursuant to the Charter, the Company reserves the right to amend, alter, change or repeal any provision of the Charter, in the manner prescribed by statute. Under the DGCL, unless a corporation's charter specifies otherwise, a corporation's charter may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the shares of outstanding stock of each class entitled to vote thereon as a class.

Special Meetings of Stockholders. The Charter and By-laws permit a special meeting of stockholders to be called at any time by the board of directors, the chairman of the board of directors, the president or the secretary of the Company or by the recordholders of at least 15% of the shares of Common Stock issued and outstanding and entitled to vote at such a meeting.

Removal of Directors; Filling Vacancies on Board. Directors may be removed, with or without cause, at any time by the vote of the recordholders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at an election of directors, or by written consent of the recordholders of such Common Stock. The By-

Laws provide that vacancies arising as a result of the removal of directors without cause may be filled only by vote of the recordholders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at an election of directors, or by written consent of the recordholders of such Common Stock.  The By-laws provide that vacancies occurring for any other reason, including, without limitation, as a result of the creation of new directorships that increase the number of directors, may be filled by the vote or written consent of such recordholders of Common Stock or by vote of the board of directors or by written consent of the directors.

Classified Board. The Company does not have a classified board of directors.

Advance Notice.  Generally, the By-laws fix a deadline by which stockholder nominations for directors or stockholder proposals must be submitted to the Company before a meeting of stockholders. In the case of an annual meeting, advance notice must be delivered not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting is given.

Indemnification. The Charter provides that the directors and officers of the Company shall be indemnified and shall be advanced expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding arising out of their status as directors and officers.

Business Combination Under Delaware Law. The Company is subject to Section 203 of the DGCL, which is Delaware's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation ("interested stockholder") may not engage in any business combination with the corporation for a period of three years after the date on which the person became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, and not by written consent, excluding shares owned by the interested stockholder. The term "business combination" is defined to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. The Company could amend the Charter in the future to elect to not be governed by the DGCL anti-takeover law.

Registrar and Transfer Agent

The registrar and transfer agent for the Common Stock is Wells Fargo Bank, N.A., 161 N. Concord Exchange, South St. Paul, Minnesota 55075, Attn: Shareholder Services, and its telephone number is 1-800-468-9716.

Item 2.               Exhibits

None.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 12, 2008	The Warnaco Group, Inc.

	By:	/s/ Lawrence R. Rutkowski
		Name:	Lawrence R. Rutkowski
		Title:	Executive Vice President and Chief Financial Officer